Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-208184 on Form S-1 of Fantex, Inc. of our report dated March 22, 2016, relating to the Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Terrance Williams dated September 17, 2015, for the years ended December 31, 2015 and 2014 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statements) and to the reference to us under the heading ‘‘Experts’’ in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, CA

April 15, 2016